EXHIBIT 99

DATE: April 29, 2004

CONTACT:	Donald V. Rhodes
Chairman, President and
Chief Executive Officer (360) 943-1500

HERITAGE FINANCIAL CORPORATION ANNOUNCES CONVERSION OF HERITAGE BANK INTO STATE COMMERCIAL BANK

Olympia, WA, April 29, 2004 – Heritage Financial Corporation today announces that it intends to convert one of its wholly-owned subsidiaries, Heritage Bank, Olympia, Washington, into a Washington state commercial bank. Presently, Heritage Bank operates as a Washington state savings bank. Donald V. Rhodes, Chairman, President and Chief Executive Officer of Heritage Financial Corporation stated “Though Heritage Bank began as a savings and loan, our product mix has made us more like a commercial bank. Because we have evolved into more of a commercial bank-like entity, we believe that the conversion of Heritage Bank into a Washington state commercial bank more accurately reflects the operation of the bank.”

Heritage Financial Corporation is a $640 million bank holding company headquartered in Olympia, Washington. The Company operates two banks, Heritage Bank and Central Valley Bank, N.A. Heritage Bank serves Pierce, Thurston and Mason counties in the south Puget Sound region of Washington through its 12 full-service banks and its Internet website www.HeritageBankWA.com. Central Valley Bank, N.A. serves Yakima and Kittitas counties in central Washington through its six full-service banking offices.

Heritage Financial Corporation’s common stock trades on the NASDAQ Stock Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation can be found on its Internet website at www.HF-WA.com.